Exhibit 4.4

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) JULY 13, 2010, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

PERFORMANCE WARRANT	No. 1

Issuer:	ENERKEM INC., a Canadian corporation
Number of Shares:	24,625
Class of Shares:	Class A Common Shares
Exercise Price:	$46.00 per share
Issue Date:	July 13, 2010

1.             This warrant is issued to VINCENT CHORNET (the “Holder”) in consideration for services rendered by the Holder to Enerkem Inc. (the “Corporation”) in the course of his employment with the Corporation.

2.             THIS WARRANT CERTIFIES THAT, for value received, the Holder has the right to acquire 24,625 Class A common shares (the “Common Shares”) in the capital of the Corporation at a purchase price per Common Share of $46.00 (the “Exercise Price”), being not less than the fair market value of the Common Shares on the date hereof, on and subject to the terms and conditions hereinafter set forth.

3.             Exercise Period.  This Warrant shall be exercisable as of the first date on which the Preferred Share Value is determined to be equal to or greater than $138.00 (as adjusted for stock dividends, stock splits, consolidations and similar events affecting the Preferred Shares) (the “Target Price”), and shall expire at the earlier of:

3.1           5:00 PM (Montréal time) on July 13, 2015 (the “Expiration Date”);

3.2           5:00 PM (Montréal time) on the date on which the Holder’s employment with the Corporation is terminated for any reason; provided however that if such termination of employment is without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement) and occurs within 180 days following a Change of Control (as defined in the Employment Agreement), then the Warrant shall (if then exercisable) remain exercisable for a period of 90 days following the date of such termination; and

3.3           One (1) year following the closing of an IPO or Acquisition (provided that the board of directors may, if the Preferred Share Value pursuant to such IPO or Acquisition will be equal to or greater than the Target Price, allow the Holder to exercise this Warrant conditionally, to be effective immediately prior to the consummation of such IPO or Acquisition).

4.             Definitions.  For purposes of this Warrant, the following defined terms have the meanings specified:

4.1           “Acquisition” means any sale, transfer, or other disposition of all or substantially all of the assets of the Corporation, or any acquisition, reorganization, consolidation or merger of the Corporation where the holders of the Corporation’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50% of the outstanding voting equity securities of the Corporation or the surviving or successor entity immediately following the transaction.

4.2           “Employment Agreement” means the amended and restated employment agreement dated as of January 27, 2010 between the Corporation and the Holder.

4.3           “IPO” means an initial public offering under a receipted prospectus pursuant to the Securities Act (Québec), as amended, or any similar document filed under other applicable securities laws in Canada or the United States, pursuant to which the Common Shares are listed on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or are quoted on the NASDAQ national market system or any combination thereof.

4.4           “Preferred Share Value” means, as of any date:

(a)           the subscription price for one Preferred Share in the most recent Qualified Equity Financing closed by the Corporation, if any, within the 12 months prior to such date (or, if such Qualified Equity Financing was for Common Shares only, and not for Preferred Shares, the subscription price for one Common Share multiplied by the number of Common Shares into which one Preferred Share was convertible, in accordance with the articles of the Corporation, on the closing date of such Qualified Equity Financing); or

(b)           if there has been no Qualified Equity Financing within the 12 months prior to such date, the fair market value of one Preferred Share, as determined by the board of directors of the Corporation, acting reasonably.

4.5           “Qualified Equity Financing” means a transaction or series of related transactions raising aggregate gross proceeds to the Corporation equal to or greater than Cdn$10,000,000 of equity financing for the Corporation.

4.6           “Shareholder Agreement” means the amended and restated shareholder agreement dated as of January 27, 2010 among the Corporation and its shareholders, as amended and/or restated from time to time.

5.             Method of Exercise. Holder may exercise this Warrant by delivering this Warrant to the principal office of the Corporation, together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto and the aggregate Exercise Price for the Common Shares.  The Exercise Price shall be payable in cash or by certified cheque or wire transfer.

6.             Delivery of Share Certificates.  Promptly after Holder exercises this Warrant, the Corporation shall deliver to Holder share certificates for the Common Shares so acquired.

7.             Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Corporation and its legal counsel of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Corporation or, in the case of mutilation, on surrender and cancellation of this Warrant, the Corporation shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

8.             Splits. If the outstanding Common Shares are subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Common Shares issuable upon the exercise of this Warrant shall be proportionately increased.

9.             Combinations. If the outstanding Common Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Common Shares issuable upon the exercise of this Warrant shall be proportionately decreased.

10.           Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Common Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The provisions of this Section 10 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

11.           No Impairment. The Corporation shall not, by amendment of its Articles or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Corporation, but shall at all times in good faith assist in carrying out of all the provisions hereof and in taking all such action as may be necessary or appropriate to protect Holder’s rights hereunder against impairment.

12.           Certificate as to Adjustments. Upon each adjustment of the Exercise Price, of the number of Common Shares issuable upon the exercise of this Warrant or of the class of security for which this Warrant is exercisable, the Corporation shall promptly compute such adjustment and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based.

Notwithstanding the foregoing, no adjustment shall be made in respect of any event described herein if Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if it had exercised the Warrant prior to the effective date or record date of such event.

13.           Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Holder as follows:

13.1         All Common Shares which may be issued upon the due exercise (including payment in full of the Exercise Price) of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, in the Corporation’s articles or under applicable Canadian and provincial securities laws or under the Shareholder Agreement.

13.2         The Corporation covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of Common Shares and other securities as will be sufficient to permit the exercise in full of this Warrant.

13.3         The execution and delivery by the Corporation of this Warrant and the performance of all obligations of the Corporation hereunder, including the issuance to Holder of the right to acquire the Common Shares, have been duly authorized by all necessary corporate action on the part of the Corporation.

14.           Acknowledgment; Legends. Holder acknowledges that: (i) the issue of the Common Shares is conditional upon the availability of an exemption from the prospectus and registration requirements of applicable securities legislation, regulations, rules and policies; (ii) the Common Shares are subject to resale restrictions under applicable securities legislation, regulations, rules and policies; (iii) further exemption from the prospectus and registration requirements of applicable securities legislation, regulations, rules and policies will be needed in order to sell the Common Shares; and (iv) this Warrant and the Common Shares shall be imprinted with a legend in substantially the form of the legend on the first page of this Warrant.

15.           No Transfer. This Warrant may not be transferred or assigned in whole or in part without the prior written consent of the Corporation.

16.           Shareholder Agreement. Nothing herein contained shall be construed as conferring upon Holder any right or interest as a holder of shares of the Corporation or any other right or interest except as specifically herein provided. Upon exercise of the Warrant, in whole or in part, Holder hereby agrees to execute an agreement to be bound by the terms of the Shareholder Agreement and any other shareholder and/or voting trust agreement in force at such time.

17.           Fractional Shares. No fractional Common Shares shall be issued as a result of the exercise of this Warrant, nor shall any compensation be paid for any fractional Common Shares.

18.           Notices. All notices and other communications from the Corporation to Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation or the Holder, as the case may be, in writing by the Corporation or the Holder from time to time.

19.           Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

20.           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein, without giving effect to its principles regarding conflicts of law.

21.           Language. It is the express wish of the parties hereto that this Share Purchase Warrant and any related documents thereto be drawn up in English. Il est de la volonté expresse des parties aux présentes que ce bon de souscription d’actions et tous les documents qui s’y attachent soient rédigés en anglais.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the Corporation has executed this Warrant as of the date first above written.

ENERKEM INC.

By:	/s/ Michael Dennis
Name:

Title:

Acknowledged:

/s/ Vincent Chornet
VINCENT CHORNET

APPENDIX 1

NOTICE OF EXERCISE

The undersigned hereby elects to purchase Class A Common Shares of Enerkem Inc. (the “Common Shares”) pursuant to the attached Warrant, and tenders herewith payment of the Exercise Price of such Common Shares in full.

Please issue a certificate or certificates representing the Common Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Address)

The undersigned represents it is acquiring the Common Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

This              day of                                20        .

(Signature)